Exhibit 99.1

News Release

ATN Reports First Quarter 2022 Results and
Reiterates Financial Outlook

First Quarter 2022 Results

•	Revenues increased to $172.0 million from $124.5 million a year ago, primarily due to the successful acquisition of Alaska Communications.
•	Net loss was $0.9 million versus net income of $2.7 million a year ago.
•	EBITDA[1] increased to $36.7 million from $23.9 million a year ago.
•	Adjusted EBITDA[2] increased to $40.6 million from $24.7 million a year ago.
•	Capital expenditures were $34.5 million.
•	Total cash, cash equivalents and restricted cash was $76.8 million as of March 31, 2022.

Beverly, MA (April 27, 2022) -- ATN International, Inc. (“ATN” or the “Company”) (Nasdaq: ATNI), a leading provider of digital infrastructure and communications services, today reported results for the first quarter ended March 31, 2022.

“We started off 2022 on the right foot, expanding our subscriber counts and reach in multiple markets,” commented Michael Prior, Chief Executive Officer of ATN. “With a persistent focus on being first to fiber, we are rapidly deploying fiber optic facilities and other high-speed solutions in the communities we serve. More communities, homes, businesses, schools, and even other carriers now have access to world-class connectivity as a result. Customers up and down the value chain are very appreciative of these in-roads, and we continue to build relationships for the long term.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

“Staying true to our roots, we brought digital connectivity to more remote areas in the quarter. This included connecting ten Navajo Nation Consortium schools and bringing fiber to five new communities in Guyana, greatly improving broadband capacity for residents, businesses and schools in these coastal and inland mining towns. We currently have more than half a million homes passed by our broadband networks, up 92% from a year ago, and we are now capable of delivering higher-speed data services to 38% of our residential subscribers. We expect to continue to increase the number of homes, schools and businesses passed by our high-speed services as well as the number of customers subscribed to those services throughout the year which should be reflected in our financial results through revenue growth and margin improvement.

“Looking ahead, as we advance our network builds, strategic initiatives and augmented sales and marketing capabilities, we remain confident in our 2022 and three-year forecasts. We continue to see attractive investment opportunities in many of our markets with good growth potential. We plan to further expand our offerings of higher-speed services via fiber and other high-speed data solutions to capture this sizable opportunity,” added Prior.

First Quarter 2022 Financial Results

First quarter 2022 consolidated revenues were $172.0 million, up 38% compared with $124.5 million in the same period a year ago. The Company reported operating income of $0.1 million and Adjusted EBITDA2 of $40.6 million compared with an operating income of $3.3 million and Adjusted EBITDA2 of $24.7 million in the same period a year ago. The increase in revenue and Adjusted EBITDA2 was mostly driven by the addition of Alaska Communications' results. The decrease in operating income for the quarter was mainly driven by $3.4 million of one-time losses on disposed assets in both the Company’s US and International Telecom businesses. Net loss attributable to ATN stockholders for the first quarter was $1.0 million, or $0.13 loss per share, compared with net income attributable to ATN stockholders of $2.7 million, or $0.17 income per diluted share, in the same period a year ago.

First Quarter 2022 Operating Segment Results

The Company recorded financial results during the first quarter of 2022 in three categories: (i) International Telecom; (ii) US Telecom; and (iii) All Other. For the purposes of the below presentation, the Company’s Renewable Energy segment has been combined with the Company’s Corporate segment and Other segment as “All Other.”

Operating Results (in Thousands)

	For Three Months Ended March 31, 2022 and 2021
	2022	2021	2022	2021	2022	2021	2022	2021
	International	International	US	US			Total	Total
	Telecom	Telecom	Telecom	Telecom	All Other*	All Other*	ATN	ATN
Revenue	$86,787	$83,820	$85,232	$40,272	$-	$418	$172,019	$124,510
Operating Income (Loss)	$11,802	$13,116	$(4,635)	$(534)	$(7,059)	$(9,233)	$108	$3,349
EBITDA[1]	$26,117	$26,942	$16,647	$4,659	$(6,106)	$(7,744)	$36,658	$23,857
Adjusted EBITDA[2]	$27,148	$26,941	$19,578	$4,648	$(6,094)	$(6,885)	$40,632	$24,704
Capital Expenditures**	$15,170	$10,506	$19,095	$14,939	$203	$235	$34,468	$25,680

*For this table presentation, the Renewable Energy segment results and Corporate and Other segment results were combined. See table 4 for the separate presentation of the financial performance of these segments.

**Includes capital expenditures reimbursable from customers of $0.2 million and $6.2 million for the three months ended March 31, 2022, and the three months ended March 31, 2021, respectively.

International Telecom

International Telecom revenues3 were $86.8 million for the quarter, up 4% year-over-year. This increase was mainly due to mobility subscriber growth as well as higher carrier services revenue, partially offset by a decline in federal high-cost support subsidies for the U.S. Virgin Islands. Increased travel and tourism in the U.S. Virgin Islands and Bermuda contributed to the increases in segment revenues. Operating expenses for the quarter increased incrementally year-over-year as the Company’s operations returned to pre-pandemic levels and the Company invested in brand positioning to expand its subscriber base in certain markets. The International Telecom segment reported operating income of $11.8 million and Adjusted EBITDA2 of $27.1 million in the quarter, compared with operating income of $13.1 million and Adjusted EBITDA2 of $26.9 million in the prior year period. The year-over-year changes were due to higher operating expenditures offsetting the increase in segment revenues, and the impact of a one-time loss on disposed assets in the quarter.

3 International Telecom revenues are generated by delivery of a broad range of communications and managed IT services, including data, voice and video services from the Company’s fixed and mobile network operations in Bermuda and the Caribbean, and include direct government payments as part of the FCC high-cost support program in the USVI.

US Telecom

US Telecom segment revenues4 were $85.2 million in the quarter, more than doubling from $40.3 million in the prior year period. Business and carrier services revenues accounted for approximately 75% of the segment’s services revenues in the first quarter of 2022. Operating loss was $4.6 million compared with $0.5 million in the same period a year ago. This increase in operating loss was mainly due to lower profitability in the Company’s legacy US Telecom business and one-time losses on disposed assets. Adjusted EBITDA2 was $19.6 million in the quarter compared with $4.6 million in the same period a year ago. The increase in segment revenue and Adjusted EBITDA2 was mainly due to the consolidation of Alaska Communications, partially offset by the reduction in legacy wholesale wireless revenues. The increase in Adjusted EBITDA2 was also driven by the consolidation of Alaska Communications and expense reductions associated with the Company’s private networks business, partially offset by the year-over-year increases in network costs due to the completion of additional FirstNet sites.

By the end of the first quarter of 2022, the Company had completed and activated just over 60% of the total sites related to the network build portion of its long-term FirstNet Agreement. The Company expects to complete an additional 30% of the total build by the end of 2022 and that revenues from the build will be largely offset by construction costs incurred in the same period.

Balance Sheet and Cash Flow Highlights

As of March 31, 2022, the Company had total cash, cash equivalents and restricted cash of $76.8 million, compared with $80.7 million as of December 31, 2021.

Net cash provided by operating activities was $11.4 million for the three months ended March 31, 2022, compared with $5.3 million for the three months ended March 31, 2021. The year-over-year increase in operating cash flow was due to the increase in EBITDA in the first quarter of 2022, which offset net reductions in working capital. For the three months ended March 31, 2022, the Company used net cash of $15.2 million for investing and financing activities, compared to $18.0 million for the three months ended March 31, 2021. The net use of cash was primarily attributable to $34.5 million in capital expenditures, $2.5 million of purchases of minority equity interests in the Company’s subsidiaries and $3.6 million in dividends to Company stockholders and repurchases of Company common stock. These uses of cash were partially offset by net borrowings of $21.0 million under revolving credit agreements.

4 US Telecom revenues consist of broadband, carrier services, managed IT services, fixed enterprise, and mobile retail revenues from the Company’s networks and operations in Alaska and in the western United States, including various government programs such as CAF II, E-Rate, Lifeline and rural healthcare support programs.

Quarterly Dividends and Stock Buybacks

On March 28, 2022, ATN announced that its Board of Directors had declared a quarterly dividend of $0.17 per share, payable on April 15, 2022, on all common shares outstanding to stockholders of record as of April 8, 2022. In the first quarter of 2022, the Company utilized cash on hand to repurchase $0.9 million in common stock.

2022 Guidance

The Company is reiterating its outlook for 2022 financial performance, originally provided on February 23, 2022, within its fourth quarter and full year 2021 earnings release. The foundation of the Company’s full year 2022 financial targets is based on continued capital investments in the range of $150 to $160 million (net of reimbursed amounts), primarily in network expansion and upgrades, which are expected to drive subscriber and revenue growth. The Company expects its Adjusted EBITDA levels to increase in the latter part of the year and to be in the range of $165 to $170 million for the full year5. The Company expects its revenue and Adjusted EBITDA growth to be supported by the contribution of a full year of business results from Alaska Communications.

Three Year Outlook

The Company is reiterating its targets to be achieved in the three-year period ending in 2024, originally provided on February 23, 2022 within its fourth quarter and full year 2021 earnings release. These goals are largely based on, and in line with, the Company’s continuing investments in its Glass and Steel™ and “fiber-first” platform strategies, which the Company anticipates will drive compound annual revenue growth (excluding construction revenues) of 4-6%, leading to 2024 revenue in the range of $770 to $810 million. The Company also expects compound annual Adjusted EBITDA growth of 8-10% for the three-year period ending in 20245, outpacing its expected compound annual revenue growth rate over the same period. Capital expenditures are expected to return to more normalized levels of 10-15% of revenues after the three-year investment period ending in 2024. The Company’s Net Debt Ratio6 is expected to be less than 1.5x at the end of the three-year period ending in 20245.

5 For the Company’s 2022 Guidance Adjusted EBITDA and Three Year Outlook Adjusted EBITDA and Net Debt Ratio, the Company is not able to provide without unreasonable effort the most directly comparable GAAP financial measures, or reconciliations to such GAAP financial measures, on a forward-looking basis. Please see “Use of Non-GAAP Financial Measures” below for a full description of items excluded from the Company’s expected Adjusted EBITDA and Net Debt Ratio.

6 Net Debt Ratio, a non-GAAP measure, is defined as total Debt less Cash and Cash Equivalents divided by Adjusted EBITDA – see Table 6.

The Company will provide updates to the market on this strategy and outlook from time to time as it progresses going forward.

Strategic Progress Highlights

The Company believes that its Glass and Steel™ and “first-to-fiber” market strategies are important for its long-term success and sees a rapidly growing need for more bandwidth and reliable connectivity. Deploying capital for growth in fiber and fiber-fed high-speed data solutions to more homes, businesses, schools, cell sites, and communities has led to increases in the Company’s fiber footprint and broadband subscriber levels. Domestically, the addition of Alaska Communications has further accelerated the Company’s reach.

From January 1, 2020 to the present, the Company has:

•	Added 242,000 premises passed by broadband and 30,000 premises passed by higher-speed solutions[7] .
•	Added approximately 64,700 broadband subscribers, an increase of 47%.
•	More than doubled terrestrial fiber facilities, adding over 6,000 route miles.
•	Expanded mobile data capacity in all markets and added over 56,000 mobile subscribers, an increase of 18%.

Conference Call Information

ATN will host a conference call on Thursday, April 28, 2022, at 10:30 a.m. Eastern Time (ET) to discuss its first quarter results and business outlook. The call will be hosted by Michael Prior, Chairman and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376. The Conference ID is 7884416. A replay of the call will be available at ir.atni.com beginning at approximately 1:00 p.m. (ET) on Thursday, April 28, 2022.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, is a provider of digital infrastructure and communications services in the United States and internationally, including the Caribbean region, with a focus on rural and remote markets with a growing demand for infrastructure investments. The Company’s operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential, business and government customers, including a range of high-speed Internet and data services, fixed and mobile wireless solutions, and video and voice services; and (ii) carrier and enterprise communications services, such as terrestrial and submarine fiber optic transport, and communications tower facilities. For more information, please visit www.atni.com.

7 Defined as download speeds of greater than 100 MBPS.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, the Company’s future financial performance, business goals and objectives, and results of operations, expectations regarding the transition of its US Telecom business, its future revenues, operating income, EBITDA, Adjusted EBITDA, and capital expenditures; the competitive environment in the Company’s key markets, demand for the Company’s services and industry trends; the Company’s expectations regarding consumer and enterprise demand for its US Telecom services, expectations regarding the benefits of the Company’s acquisition of Alaska Communications; the impact of federal support program and government subsidy revenues; the Company’s liquidity; the organization of the Company’s business; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the Company’s ability to successfully transition its US Telecom business away from wholesale wireless to other carrier and consumer-based services; (2) the general performance of the Company’s operations, including operating margins, revenues, capital expenditures, and the retention of and future growth of the Company’s subscriber base and ARPU; (3) the Company’s ability to realize cost synergies and expansion plans for its Alaska Communications business; (4) the Company’s ability to satisfy the needs and demands of the Company’s major carrier customers; (5) the Company’s ability to efficiently and cost-effectively upgrade the Company’s networks and information technology platforms to address rapid and significant technological changes in the telecommunications industry; (6) government subsidy program availability and regulation of the Company’s businesses, which may impact the Company’s telecommunications licenses, the Company’s revenue and the Company’s operating costs; (7) the Company’s reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to the Company’s network infrastructure; (8) economic, political and other risks and opportunities facing the Company’s operations, including those resulting from the pandemic; (9) the loss of, or an inability to recruit skilled personnel in the Company’s various jurisdictions, including key members of management; (10) the Company’s ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (11) the occurrence of weather events and natural catastrophes and the Company’s ability to secure the appropriate level of insurance coverage for these assets; (12) increased competition; (13) the adequacy and expansion capabilities of the Company’s network capacity and customer service system to support the Company’s customer growth; and (14) the Company’s continued access to capital and credit markets. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 16, 2022 and the other reports the Company files from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, the Company has included EBITDA, Adjusted EBITDA and Net Debt Ratio in this release and in the tables included herein.

EBITDA is defined as operating income (loss) before depreciation and amortization expense. The Company has defined Adjusted EBITDA as operating income (loss) before depreciation and amortization expense, transaction-related charges, one-time impairment or special charges and the gain (loss) on disposition of assets. Net Debt Ratio is defined as total debt less cash and cash equivalents divided by the four quarters ended total Adjusted EBITDA at the measurement date. The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company's core operating results and enhances the usefulness of comparing such performance with prior periods. Management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release. While non-GAAP financial measures are an important tool for financial and operational decision-making and for evaluating the Company’s own operating results over different periods of time, the Company urges investors to review the reconciliation of these financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate its business.

Contact:

Justin D. Benincasa

Chief Financial Officer

ATN International, Inc.

978-619-1300

Polly Pearson

Investor Relations ATNI@investorrelations.com

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31,	December 31,
	2022	2021
Assets:
Cash and cash equivalents	$75,748	$79,601
Restricted cash	1,097	1,096
Customer receivable	4,336	4,145
Other current assets	139,660	147,775

Total current assets	220,841	232,617

Property, plant and equipment, net	933,875	943,209
Operating lease right-of-use assets	118,091	118,843
Customer receivable - long term	40,206	39,652
Goodwill and other intangible assets, net	194,937	198,164
Other assets	82,757	76,119

Total assets	$1,590,707	$1,608,604

Liabilities, Redeemable Non-controlling interests and Stockholders’ Equity:
Current portion of long-term debt	$3,743	$4,665
Current portion of customer receivable credit facility	5,280	4,620
Taxes payable	6,680	5,681
Current portion of lease liabilities	16,953	16,201
Other current liabilities	152,070	189,777

Total current liabilities	184,726	220,944

Long-term debt, net of current portion	$348,463	$327,111
Customer receivable credit facility, net of current portion	36,515	30,148
Deferred income taxes	21,651	21,460
Lease liabilities	91,494	91,719
Other long-term liabilities	140,246	142,033

Total liabilities	823,095	833,415

Redeemable Non-controlling interests	74,052	72,936

Stockholders' Equity
Total ATN International, Inc.’s stockholders’ equity	594,792	601,250
Non-controlling interests	98,768	101,003

Total stockholders' equity	693,560	702,253

Total liabilities, Redeemable Non-controlling interests and stockholders’ equity	$1,590,707	$1,608,604

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended
	2022	2021
Revenues:
Communications services	$166,543	$110,636
Construction	1,987	12,306
Other	3,489	1,568
Total revenue	172,019	124,510

Operating expenses (excluding depreciation and amortization unless otherwise indicated):
Cost of services and other	73,011	49,507
Cost of construction revenue	2,033	12,606
Selling, general and administrative	56,343	37,693
Transaction-related charges	554	730
Depreciation	33,292	20,111
Amortization of intangibles from acquisitions	3,258	397
Loss on disposition of assets	3,420	117
Total operating expenses	171,911	121,161

Operating income	108	3,349

Other income (expense):
Interest expense, net	(3,312)	(1,153)
Other income (expense)	4,199	2,375
Other income, net	887	1,222

Income before income taxes	995	4,571
Income tax expense	2,952	295

Net income (loss)	(1,957)	4,276

Net income (loss) attributable to non-controlling interests, net	1,009	(1,570)

Net income (loss) attributable to ATN International, Inc. stockholders	$(948)	$2,706

Net income (loss) per weighted average share attributable to ATN International, Inc. stockholders:

Basic Net Income (loss)	$(0.13)	$0.17

Diluted Net Income (loss)	$(0.13)	$0.17

Weighted average common shares outstanding:
Basic	15,708	15,902
Diluted	15,708	15,952

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Three Months Ended March 31,
	2022	2021

Net income (loss)	$(1,957)	$4,276
Depreciation	33,292	20,111
Amortization of intangibles from acquisitions	3,258	397
Provision for doubtful accounts	1,913	1,122
Amortization of debt discount and debt issuance costs	501	168
Loss on disposition of long-lived assets	3,420	117
Stock-based compensation	1,461	1,336
Deferred income taxes	191	(2,504)
Gain on equity investments	(4,222)	(2,188)
Unrealized (gain) loss on foreign currency	-	(81)
Increase in customer receivable	(746)	(12,579)
Change in prepaid and accrued income taxes	8,969	1,810
Change in other operating assets and liabilities	(34,692)	(6,662)

Net cash provided by operating activities	11,388	5,323

Capital expenditures	(34,220)	(19,495)
Reimbursable capital expenditures	(248)	(6,185)
Purchases of strategic investments	-	(4,155)
Receipt of government grants	-	3,292
Sale of business, net of transferred cash of $0 and $0.9 million, respectively	-	18,597

Net cash used in investing activities	(34,468)	(7,946)

Dividends paid on common stock	(2,672)	(2,703)
Distributions to non-controlling interests	(263)	(3,530)
Finance leases	(338)	-
Term loan - repayments	(938)	(938)
Revolving credit facility – borrowings	36,500	-
Revolving credit facility – repayments	(15,500)	-
Payment of debt issuance costs	-	53
Proceeds from customer receivable credit facility	8,000	10,814
Repayment of customer receivable credit facility	(1,003)	-
Purchases of common stock - stock-based compensation	(1,136)	(1,677)
Purchases of common stock - share repurchase plan	(941)	(540)
Repurchases of non-controlling interests	(2,481)	(11,522)

Net cash provided by (used in) financing activities	19,228	(10,043)

Net change in total cash, cash equivalents and restricted cash	(3,852)	(12,666)

Total cash, cash equivalents and restricted cash, beginning of period	80,697	104,997

Total cash, cash equivalents and restricted cash, end of period	$76,845	$92,331

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2022 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$3,616	$374	$-	$-	$3,990
Consumer	19,970	1,456	-	-	21,426
Total	$23,586	$1,830	$-	$-	$25,416

Fixed
Business	$17,254	$27,145	$-	$-	$44,399
Consumer	41,093	18,968	-	-	60,061
Total	$58,347	$46,113	$-	$-	$104,460

Carrier Services	$3,402	$32,989	$-	$-	$36,391
Other	276	-	-	-	276

Total Communications Services	$85,611	$80,932	$-	$-	$166,543

Construction	$-	$1,987	$-	$-	$1,987

Managed services	$1,176	$2,313	$-	$-	$3,489
Total Other	$1,176	$2,313	$-	$-	$3,489

Total Revenue	$86,787	$85,232	$-	$-	$172,019

Depreciation	$13,897	$18,442	$-	$953	$33,292
Amortization of intangibles from acquisitions	$418	$2,840	$-	$-	$3,258
Total operating expenses	$74,984	$89,868	$23	$7,036	$171,911
Operating income (loss)	$11,802	$(4,635)	$(23)	$(7,036)	$108
Stock-based compensation	$60	$90	$-	$1,310	$1,460
Non-controlling interest ( net income or (loss) )	$(1,519)	$2,528	$-	$-	$1,009

Non GAAP measures:
EBITDA (1)	$26,117	$16,647	$(23)	$(6,083)	$36,658
Adjusted EBITDA (2)	$27,148	$19,578	$(23)	$(6,071)	$40,632

Balance Sheet Data (at March 31, 2022):
Cash, cash equivalents and investments	$40,101	$29,285	$705	$5,957	$76,048
Total current assets	105,551	108,779	3,653	2,858	220,841
Fixed assets, net	448,064	476,491	-	9,320	933,875
Total assets	623,497	868,338	17,053	81,818	1,590,706
Total current liabilities	80,857	87,434	356	16,079	184,726
Total debt	63,342	259,159	-	71,500	394,001

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2021 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$1,197	$576	$-	$-	$1,773
Consumer	20,624	2,284	-	-	22,908
Total	$21,821	$2,860	$-	$-	$24,681

Fixed
Business	$16,634	$2,696	$-	$-	$19,330
Consumer	42,114	3,674	-	-	45,788
Total	$58,748	$6,370	$-	$-	$65,118

Carrier Services	$1,883	$18,736	$-	$-	$20,619
Other	218	-	-	-	218

Total Communications Services	$82,670	$27,966	$-	$-	$110,636

Construction	$-	$12,306	$-	$-	$12,306

Renewable Energy	$-	$-	$418	$-	$418
Managed services	1,150	-	-	-	1,150

Total Other	$1,150	$-	$418	$-	$1,568

Total Revenue	$83,820	$40,272	$418	$-	$124,510

Depreciation	$13,429	$5,193	$188	$1,301	$20,111
Amortization of intangibles from acquisitions	$397	$-	$-	$-	$397
Total operating expenses	$70,704	$40,806	$1,080	$8,571	$121,161
Operating income (loss)	$13,116	$(534)	$(662)	$(8,571)	$3,349
Stock-based compensation	$37	$15	$22	$1,262	$1,336
Non-controlling interest ( net income or (loss) )	$(1,690)	$(676)	$796	$-	$(1,570)

Non GAAP measures:
EBITDA (1)	$26,942	$4,659	$(474)	$(7,270)	$23,857
Adjusted EBITDA (2)	$26,941	$4,648	$(1)	$(6,884)	$24,704

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

at December 31, 2021

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Balance Sheet Data (at December 31, 2021):
Cash, cash equivalents and investments	$43,128	$28,486	$659	$7,628	$79,901
Total current assets	108,677	111,741	3,585	8,614	232,617
Fixed assets, net	452,856	480,250	-	10,103	943,209
Total assets	630,515	877,041	17,481	83,567	1,608,604
Total current liabilities	91,090	108,950	356	20,548	220,944
Total debt	64,243	240,802	-	61,499	366,544

(1) See Table 5 for reconciliation of Operating Income to EBITDA

(2) See Table 5 for reconciliation of Operating Income to Adjusted EBITDA

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.

Selected Segment Operational Information

	As of	As of
	December 31,	March 31,
	2021	2022
Consolidated Operational Data #:

Fiber Route Miles	9,058	9,127
Fiber Connected Towers *	394	394
Owned Towers **	398	398

Broadband Homes Passed - total	502,400	502,400
Broadband Homes Passed - by HSD ***	187,300	190,200
% Broadband Homes Passed by HSD ***	37%	38%

Broadband Customers	203,700	204,000
HSD *** Capable Customers	98,100	101,800
% HSD*** Capable Customers	48%	50%

	Quarter ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2021	2021	2021	2021	2022
International Telecom Operational Data:

Mobile - Subscribers #
Pre-Paid	261,900	273,400	276,400	285,800	291,900
Post-Paid	45,700	46,600	49,200	49,800	50,200
Total	307,600	320,000	325,600	335,600	342,100

Mobile - Blended Churn	2.26%	2.19%	2.68%	2.73%	2.86%

#  Data presented may differ from prior reported quarter to reflect more accurate data and/or changes in calculation methodology and process.

* All cell sites, including rooftops, that the company serves with its own fiber

** All geographically distinct cell sites, including towers and other structures

*** HSD is defined as download speeds > 100 Mbs

          Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

For the three months ended March 31, 2022 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$11,802	$(4,635)	$(23)	$(7,036)	$108
Depreciation expense	13,897	18,442	-	953	33,292
Amortization of intangibles from acquisitions	418	2,840	-	-	3,258
EBITDA	$26,117	$16,647	$(23)	$(6,083)	$36,658

Transaction-related charges	-	542	-	12	554
Loss on disposition of assets	1,031	2,389	-	-	3,420
ADJUSTED EBITDA	$27,148	$19,578	$(23)	$(6,071)	$40,632

Revenue	86,787	85,232	-	-	172,019
ADJUSTED EBITDA MARGIN	31.3%	23.0%	NA	NA	23.6%

For the three months ended March 31, 2021 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$13,116	$(534)	$(662)	$(8,571)	$3,349
Depreciation expense	13,429	5,193	188	1,301	20,111
Amortization of intangibles from acquisitions	397	-	-	-	397
EBITDA	$26,942	$4,659	$(474)	$(7,270)	$23,857

Transaction-related charges	-	-	566	164	730
(Gain) Loss on disposition of assets	(1)	(11)	(93)	222	117
ADJUSTED EBITDA	$26,941	$4,648	$(1)	$(6,884)	$24,704

Revenue	83,820	40,272	418	-	124,510
ADJUSTED EBITDA MARGIN	32.1%	11.5%	-0.2%	NA	19.8%

              Table 6

ATN International, Inc.

Non GAAP Measure - Net Debt Ratio

(in Thousands, Except per Share Data)

	March 31,	December 31,
	2022	2021
Current portion of long-term debt	$3,743	$4,665
Long-term debt, net of current portion	348,463	327,111

Total debt	$352,206	$331,776

Less: Cash and cash equivalents	75,748	79,601

Net Debt	$276,458	$252,175

Adjusted EBITDA - for the four quarters ended	$144,977	$129,047

Net Debt Ratio	1.91	1.95